Exhibit 99.1

PAUL B. MEDINI APPOINTED TO RLI BOARD OF DIRECTORS

PEORIA, ILLINOIS, November 1, 2022 -- RLI Corp. (NYSE: RLI) – RLI Corp. announced today that Paul B. Medini has been appointed to its Board of Directors. His term is effective November 1, 2022 and expires at RLI’s next shareholders’ meeting in May 2023, at which time he will stand for re-election.

Mr. Medini was most recently Senior Vice President and Chief Accounting Officer at Chubb Ltd. until his retirement in August 2020. He brings extensive audit, accounting and insurance experience to his new role following a 17-year career at ACE Group and Chubb, and 23-year career at PricewaterhouseCoopers, where he served as partner. He holds a bachelor’s and master’s degree in business administration from Pace University.

“We are pleased to welcome Paul to our Board of Directors,” said RLI Corp. Chairman Jonathan E. Michael. “He is an accomplished leader who brings a wealth of experience, talent and perspective to RLI. We are confident he will add tremendous value to our organization and look forward to working with him.”

ABOUT RLI

RLI Corp. (NYSE: RLI) is a specialty insurer serving niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s subsidiaries are rated A+ “Superior” by AM Best Company. RLI has paid and increased regular dividends for 47 consecutive years and delivered underwriting profits for 26 consecutive years. To learn more about RLI, visit www.rlicorp.com.

MEDIA CONTACT
Aaron Diefenthaler
Chief Investment Officer & Treasurer
309-693-5846
Aaron.Diefenthaler@rlicorp.com

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